AXIS Specialty U.S. Services, Inc.
10000 Avalon Blvd.
Suite 200
Alpharetta, GA 30009

April 11, 2023
[Address]

Dear Vincent:
We are delighted that you have decided to continue your service with AXIS Specialty U.S. Services, Inc., a Delaware corporation (the "Company") and wholly owned, indirect subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the "Parent"). This amended and restated letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company in light of your promotion to Chief Executive Officer and President of the Parent and replaces the employment agreement dated May 27, 2021, as amended in its entirety effective as of the Commencement Date (defined below).

1)Employment
a)Position and Duties. Commencing May 4, 2023 or such earlier date as mutually agreed between the parties (the “Commencement Date”), the Company shall employ you in the position of Chief Executive Officer and President of the Parent and a member of the management Executive Committee and a member of the Parent’s Board of Directors (the “Board”) with all responsibilities and authorities normally associated with those positions in a company of the size and nature of the Parent. You will be expected to devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities to the Company and its direct and indirect subsidiaries (collectively, the “Parent Group”) on an exclusive basis, including service to subsidiaries and affiliates of the Parent, on a basis consistent with your position with the Parent, as requested by the Board, and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its subsidiaries and affiliates. Anything herein to the contrary notwithstanding, nothing shall preclude you from (i) upon the written approval of the Parent’s Board, serving on the board of directors of another corporation or a trade association; (ii) serving on the board of charitable organizations, (iii) engaging in charitable, community and other business affairs, and (iv) managing your personal investments and affairs; provided such activities do not, in the reasonable judgment of the Company, materially interfere with the proper performance of your responsibilities and duties hereunder.

b)Work Location. In connection with your employment during the Employment Term (as defined in Section 3(a)), you shall be based at the Parent’s office in Bermuda and New Jersey, except for necessary travel on Company business. You will cooperate with the Parent to become and remain eligible under applicable law to work in Bermuda at all times during the Employment Term. You agree you will promptly notify the Company if you become aware that you are not eligible or are no longer eligible under applicable law to work in Bermuda.

2)Compensation and Benefits
a)During the Employment Term, your annual base salary shall be no less than $1,000,000 (the base salary as may be increased from time to time referred to as "Base Salary") and shall be paid pursuant to the Company's customary payroll practices.
b)During the Employment Term, you will be eligible to earn an annual cash bonus ("Annual Bonus"). Your target Annual Bonus commencing as of the Commencement Date of this Agreement is 160% of your then current Base Salary if the Parent achieves certain performance objectives and subject to your individual performance pursuant to the Parent’s Annual Incentive Plan. Except as provided in Section 4 below, the Annual Bonus for each period will be paid only if you are actively employed with the Company on the date of disbursement. Any Annual Bonus payable hereunder shall be paid in the calendar year following the applicable fiscal year of the Parent, after it has been determined by the Human Capital & Compensation Committee of the Parent. Any such Annual Bonus shall be subject in all respects to the Parent’s Executive Compensation Recoupment Policy, as it may be amended from time to time, or any successor policy thereto.
c)During the Employment Term, you will be eligible to participate in the Parent’s Executive Long-Term Equity Compensation Program (the “Program”) as it may be amended from time to time, or a successor program, with the actual annual grant, if any, determined by the Human Capital & Compensation Committee in its discretion in accordance with the Company’s Long-Term Equity Compensation Plan as it may be amended from time to time, or any successor plan, unless prohibited by such successor plan subject to: (i) the rules of the Program, which may include adjustment of the target award value based on the Parent’s achievement of certain performance objectives, and (ii) an award agreement in such form as the Human Capital & Compensation Committee of the Parent may determine from time to time. Any such award granted under the Program shall be subject in all respects to the Parent’s Executive Compensation Recoupment Policy, as it may be amended from time to time, or any successor policy thereto. Additionally, effective as of the Commencement Date, you will be granted a one-time promotion equity award valued at $2,700,000, 40% of which will be in the form of time-based restricted stock units and 60% of which will be in the form of performance-based restricted stock units, in each case pursuant to an award agreement as determined by the Human Capital & Compensation Committee.

d)During the Employment Term, you will be eligible to participate in or receive benefits under any 401(k) savings plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Parent to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, unless otherwise agreed by the parties, you shall not be eligible to participate in any nonqualified deferred compensation plans that would be subject to Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to any compensation earned by you.

e)During the Employment Term, you will be entitled to thirty (30) days of paid vacation per calendar year (prorated for any partial years of employment), subject to the applicable vacation policies and procedures on usage and carry over. You are also eligible for two (2) personal days per year.

f)During the Employment Term, the Company will reimburse you for all reasonable business expenses incurred by you in the course of performing your duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of expenses. Reimbursements will be paid promptly after submission and review of appropriate documentation, but in any event no later than two and a half (2 1⁄2) months after the end of the calendar year in which the expense was incurred.

g)Within sixty days of signing the Agreement, the Company will reimburse you for the legal fees incurred in connection with negotiating this Agreement up to a maximum amount of $7,500.

3)Term of Employment
a)The employment period shall commence on the Commencement Date and shall terminate automatically on December 31, 2026 (the “Employment Term”), provided, however, that the Employment Term shall automatically be extended for successive one year periods unless either party shall give notice (notice of non-renewal by the Company or notice of voluntary resignation by you, in either such case, meeting the notice requirements set forth under Section 3(a)(iv) or Section 3(a)(v), as applicable), or unless earlier terminated as provided in this Section 3. Your employment hereunder may be terminated by the Company or by you, as applicable, prior to the end of the Employment Term without any breach of this Agreement under the following circumstances:
(i)Death. Your employment shall automatically terminate upon your death.
(ii)Disability. The Company shall be entitled to terminate your employment if, as a result of your incapacity due to physical or mental illness or injury, you shall have been unable to perform your duties hereunder for a period of one hundred eight-one (181) days in any twelve (12) month period (your “Disability”).
(iii)Cause. The Company may terminate your employment at any time for Cause which, for purposes of this Agreement, shall mean (i) any act or omission which constitutes a material breach by you of the terms of this Agreement, the employment policies of the Parent Group, or applicable law governing the Parent Group or your employment, (ii) your indictment or conviction of a felony, (iii) your conviction of a lesser crime or offense that adversely impacts or potentially could adversely impact the business or reputation of the Parent Group in a material way, (iv) your willful violation of specific lawful and material directives of the Parent that are not contrary to this Agreement, (v) your commission of a dishonest or wrongful act involving fraud, misrepresentation or moral turpitude causing damage to the Company, its parent and/or affiliates and subsidiaries, (vi) your willful failure to perform a substantial part of your substantial job functions after written notice from the Board requesting such performance, or (vii) material breach by you of fiduciary duty.
Anything to the contrary notwithstanding, you shall not be terminated for “Cause” within the meaning of clauses (i) through (vii), above, unless written notice stating the basis for the termination is provided to you and you are given thirty (30) days to cure the event that is the basis of such claim, provided, however, the foregoing right to cure will not apply in the event of a termination for Cause due to any of the acts described in clauses (ii), (iii), (v) or (vii) above.
(iv)Without Cause. The Company may terminate your employment at any time without Cause; provided, however, that the Company provides you with notice of its intent to terminate at least thirty (30) days in advance of the date of termination (or pays you severance in lieu of all or a portion of such notice); provided further, however, that notice of a non-renewal must be provided six (6) months prior to non-renewal. A non-renewal of this Agreement by the Company of employment resulting in a termination by the Company will be considered a termination without Cause
(v)Voluntary Resignation. You may voluntarily terminate your employment hereunder; provided, however, that in the event you are not terminating for Good Reason pursuant to subparagraph (vi) below, you provide the Company with notice of your intent to terminate at least six (6) months in advance of the date of termination.
(vi)Good Reason. You may terminate your employment for Good Reason if (i) (A) the scope of your position, authority or duties is materially adversely changed (except for changes during a Notice Period as authorized under Section 3(c) below), (B) your compensation under this Agreement is not paid or your Base Salary or your target Annual Bonus opportunity is reduced below the levels specified in Sections 2(a) and (b) except that, notwithstanding this provision, the Company may decrease your Base Salary and Annual Bonus by up to 10% as part of a program that includes similar reductions of the base salaries applicable to all of the Company’s or Parent’s executive officers, (C) you are assigned duties that are materially inconsistent with your position with the Company/Parent, (D) you are required to report to any person or entity other than the Board, (E) you are notified by the Company that you are required to relocate to a location outside of the State of New Jersey or Bermuda, or (F) in the event that any other person or entity acquires all or substantially all of the Parent Group’s business, the Company fails to obtain the assumption of this Agreement by the successor; (ii) you give the Company written notice of your intent to terminate your employment as a result of such event and provide the specific reasons therefore within sixty (60) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of your written notice; and (iv) you terminate employment no later than fifteen (15) days following the end of such thirty (30) day period.
b)Any termination of your employment by the Company or by you under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon and specifying a date of termination.
The period between the date notice of termination is provided and your termination date shall be referred to as the “Notice Period.” During any Notice Period, the Company may, in its absolute discretion: (i) relieve you of all of your duties, in connection with which the Company may: (A) require you not to have any contact with customers or clients of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine, (B) exclude you from any premises of the Company, or (C) require you to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) effective as of any date during the

Notice Period, or (ii) terminate your employment, which shall also terminate the Notice Period for purposes of this Agreement, in which case, the Company shall pay Base Salary continuation payments to you for the duration of the Notice Period in lieu of such required notice period and in full satisfaction of the Company’s obligations with respect to such notice requirements. If the Company elects to take any such action, such election shall not constitute a breach by the Company of this Agreement or Good Reason for you to terminate your employment under Sections 3(a)(vi) and you shall not have any claim against the Company in connection therewith as long as, during the Notice Period, the Company continues to pay to you your Base Salary, Annual Bonus, and all other amounts and benefits provided for in Section 2 of this Agreement.
4)Severance Payments and Other Benefits Following Termination of Employment
a)In the event that your employment with the Company shall terminate for any reason, and except as otherwise set forth in this Agreement, the Company’s sole obligation under this Agreement shall be to pay to you any accrued but unpaid Base Salary for services rendered to the date of termination, any bonus approved by the Human Capital & Compensation Committee in respect of a prior year’s target Annual Bonus but not yet paid as of the date of termination (provided that such termination is not for Cause due to any of the acts described in clauses (ii), (iii), (v) or (vii) in Section 3(a)(iii) above), any accrued but unpaid expenses required to be reimbursed under this Agreement, any unused vacation accrued to the date of termination. For the sake of clarity, this Section 4(a) does not limit any rights you may have under the Company’s retirement or welfare plans.
b)Death. In the event your employment is terminated due to your death pursuant to Section 3(a)(i), then in addition to the amounts provided under Section 4(a) above:
(i)Your beneficiary will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated at target, to be paid in a lump sum no later than sixty (60) days following your termination; and
(ii)All outstanding and unvested equity awards (consisting of time-vesting restricted stock units (“RSUs”) and performance-vesting restricted stock units (“PSUs”) (collectively, (“Restricted Stock Units”)) shall immediately vest upon said termination, with deemed performance achievement with respect to any PSUs being determined at target.
c)Disability. In the event that the Company terminates your employment due to your disability, pursuant to Section 3(a)(ii), then in addition to the amounts provided under Section 4(a) above:
(i)You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated at target, to be paid in a lump sum no later than sixty (60) days following your termination; and
(ii)All outstanding and unvested Restricted Stock Units and other equity awards shall immediately vest upon the date of your termination, with deemed performance achievement with respect to any PSUs being determined at target.

d)Termination by the Company without Cause or by you for Good Reason. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, in each case, in accordance with the provisions of Section 3(a)(iv) or 3(a)(vi) hereof (but not for any other reason, including without limitation under Sections 3(a)(i), (ii), (iii), or (v)) and conditioned on your compliance with this Agreement during the Notice Period, then in addition to the amounts you have received during the Notice Period and any other amounts provided in Section 4(a), but subject to your timely satisfaction of the condition precedent in Section 4(g) below, the following will be provided to you following the termination of the Notice Period:
(i)You will be paid a lump sum amount equal to 1.5 times your Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;
(ii)With respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement in Section 2(b) that you must be actively employed with the Company on the date of disbursement in order to receive the Annual Bonus and such Annual Bonus will be paid during the period set forth in Section 2(b) above;
(iii)You will be paid an amount equal to 1.5 times the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated at target, to be paid in a lump sum no later than sixty (60) days following your termination;
(iv)You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year calculated at target, to be paid in a lump sum no later than sixty (60) days following your termination;
(v)You will be paid an amount equal to premiums you would have paid if you had elected COBRA under the Company group health, dental and vision plans, as applicable, at the same level of coverage as you had immediately prior to your termination, for the twelve (12) month period following your termination. Such payment shall be paid in a lump sum no later than sixty (60) days following your termination; and
(vi)    For so long as you shall remain in full compliance with the obligations set forth in Sections 7, 8, 9 and 10 below, and conditioned on such continued compliance, all Restricted Stock Units and other equity awards previously awarded to you which have not vested as of the date of your termination, shall vest as follows:(i) the PSUs which remain outstanding as of your termination shall be calculated based on actual performance achievement through the quarter in which your employment is terminated, as determined by the Human Capital and Compensation Committee of Parent’s Board of Directors in good faith and (ii) 50% of the shares of Parent common stock underlying your PSUs and RSUs which remain outstanding as of your termination date shall be delivered to you on your termination date, and the remaining 50% of such shares shall be delivered to you on the normal scheduled vesting dates for such PSUs and RSUs.

e)Termination by the Company without Cause or by you for Good Reason Following Change in Control. In the event that within twenty-four (24) months following a Change in Control as defined below the Company terminates your employment without Cause or you terminate your employment for Good Reason, (but not for any other reason, including without limitation under Sections 3(a)(i), (ii), (iii), or (v)) then you shall be entitled to the same payments and benefits described in Section 4(d) above subject to the terms thereof, except that:
(i)for purposes of Section 4(d)(i), you will be paid a lump sum amount equal to two times your Base Salary at the rate in effect immediately prior to said termination, to be paid in a lump sum no later than sixty (60) days following your termination;
(ii)for purposes of Section 4(d)(iii), you will be paid an amount equal to two times the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated at target, to be paid in a lump sum no later than sixty (60) days following your termination; and
(iii)for purposes of Section 4(d)(vi), all outstanding and unvested Restricted Stock Units and other equity awards shall immediately vest upon said termination, with deemed performance achievement with respect to any PSUs being determined in accordance with the terms of the award agreement governing such PSUs.
Notwithstanding the foregoing, if any amount or benefit to be paid or provided to you under this Section 4(e) or under any other agreement with or plan or program of the Company following a Change in Control would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code, but for the application of this sentence, then the payments and benefits to be paid or provided will either be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment, or paid in full, whichever of the foregoing approaches will, after taking into account the applicable federal, state and local income and employment taxes and the possible Section 280G excise tax (and any equivalent state of local excise taxes), result in your receipt, on an after-tax basis, of the greatest amount of payments and benefits. To the extent any payment or benefit needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this provision.
For purposes of this Agreement, a “Change in Control" will be deemed to have occurred as of the first day any of the following events occur:
1.Any person or entity is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent’s then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided, however, that for purposes of this Section 4(e)(1), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Parent, (B) any acquisition by the Parent, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any affiliate of the Parent, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 4(e)(3) hereof;

2.Individuals who, as of the date of this Agreement, constitute the Board (hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;
3.Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Parent and another person or entity, including, for this purpose, a transaction as a result of which another person or entity owns the Parent or all or substantially all of the Parent's assets, either directly or through one or more subsidiaries (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent's assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Parent Voting Securities immediately prior to such Business Combination, (B) no person or entity (excluding any entity resulting from such Business Combination, or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent's assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent's assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Parent prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent's assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which such Business Combination is effected or approved; or
4.     Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent or the sale or other disposition of all or substantially all of the Parent's assets.
f)Termination of this Agreement prior to the Commencement Date. In the event this Agreement is terminated by the Company or any successor thereto (including a termination following a Change in Control) prior to the Commencement Date, then you shall be entitled to the payments and benefits specified in your employment agreement dated May 27, 2021, as amended.
g)No severance benefits or payments provided pursuant to this Section 4, other than the amounts described in Section 4(a), will be provided to you unless you execute a waiver and release in the form substantially similar to the form specified in Exhibit A hereto (with such changes as may be required due to change in applicable law or regulation) within forty-five (45) days following your employment termination date and do not revoke such release. To the extent required to avoid penalty taxes under Section 409A of the Code, any payment or benefit payment hereunder shall commence on the 60th day following your termination, including any payments that would otherwise have been made prior to such date.
h)In the event of any termination of your employment by the Company, or by you in conformity with this Agreement, you shall be under no obligation to seek other employment, and there shall be no offset against amounts due you under this Agreement on account of any remuneration attributable to any subsequent employment you may obtain. Any amounts due under this Section 4 are considered to be reasonable by the Company and not in the nature of a penalty.
5)Resignation from Directorships and Other Offices
In addition, upon your termination of employment with the Company for any reason, you agree to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company).
6)Conflict of Interest
During employment with the Company, you may not use your position, influence, knowledge of Confidential Information or Trade Secrets or the Company’s assets for personal gain. A direct or indirect financial interest (excluding investments in mutual funds or other similar investment vehicles), including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and the express written approval of the Board of the Parent is strictly prohibited during employment with the Company.
7)Confidential Information
a)As an executive of the Company, you will learn or have access to, or may assist in the development of, highly confidential and sensitive information and trade secrets about the Company, its operations, its subsidiaries and affiliates, its employees, and its customers, which are the property of the Company. Confidential Information and Trade Secrets are items of information relating to the Company, its products, services, customers, suppliers, vendors, business partners, and employees that are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information includes but is not limited to: (i) financial and business information relating to the Company, such as information with respect to costs, commissions, fees, profits, expenses, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas, (ii) product and technical information relating to the Company, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects, (iii) customer information, such as the identity of the Company’s customers, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, specific customer risk characteristics, policy expiration dates, policy terms and conditions, information regarding the markets or sources with which insurance is placed, and leads and referrals to prospective customers, (iv) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities, (v) any and all information in whatever form relating to any client or prospective customer of the Company, including but not limited to, its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices, (vi) any information not included in (i) or (ii) above which you know or should know is subject to a restriction on disclosure or which you know or should know is considered by the Company or the Company’s customers or prospective customers to be confidential, sensitive, proprietary or a trade secret or is not readily available to the public, and (vii) intellectual property, including inventions and copyrightable works. Trade Secrets are items of Confidential Information that meet the requirements of applicable trade secret law. You acknowledge and agree that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files, but shall not include any information known generally to the public or within the Company’s industry. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.
b)You acknowledge and agree that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at its great effort and expense. You further acknowledge and agree that any disclosing, divulging, revealing, or using of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as appropriate to carry out your duties for the Parent Group, will be highly detrimental to the Company and cause it to suffer serious loss of business and pecuniary damage.
c)Accordingly, you agree that you will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, for any purpose whatsoever, directly or indirectly use, disseminate or disclose to any other person, organization or entity Confidential Information or Trade Secrets, except as appropriate to carry out your duties as an executive of the Parent and except (i) as expressly authorized by the Board, (ii) appropriate to enforce the terms of this Agreement, or (iii) required by law or legal process; provided, that you give notice to the Company promptly on becoming aware of any obligations to disclose such information under this provision, and not less than ten days prior to making any such disclosure. You further agree that you shall not maintain any Confidential Information or Trade Secrets on any piece of equipment or device owned by you.
d)You agree to deliver to the Company, immediately upon separation from employment for any reason, and at any time the Company so requests: (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and Trade Secrets whatsoever or otherwise relating to the

Company’s business; (ii) lists of the Company’s customers and leads or referrals to prospective customers; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that you may then possess, or have under your control.
8)Intellectual Property
a)You agree that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in this Agreement (referred to collectively as “Intellectual Property”), that were conceived, developed or made by you during the period of your employment by the Company and that relate directly to the Company’s insurance and reinsurance business and any other business in which the Company was engaged as of the date of your termination of employment with the Company (the “Proprietary Interests”), shall belong to and be the property of the Company.
b)You further covenant and agree that you will (i) promptly disclose such Intellectual Property to the Company, (ii) make and maintain for the Company, adequate and current written records of your innovations, inventions, discoveries and improvements, (iii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries, (iv) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein, and (v) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.
c)You further covenant and agree that it shall be conclusively presumed as against you that any Intellectual Property related to the Proprietary Interests described by you in a patent, service mark, trademark, or copyright application, disclosed by you in any manner to a third person, or created by you or any person with whom you have any business, financial or confidential relationship, within one (1) year after cessation of your employment with the Company, was conceived or made by you during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.
d)Nothing in this Section 8 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.
e)In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any information protected by Sections 7 and 8 (collectively, “Restricted Material,”) you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.
9)Non-Competition
a)You acknowledge and agree that the Company is engaged in a highly competitive and global business and that by virtue of your senior executive position and responsibilities with the Company and your access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company during the 18-month period following the termination of your employment will cause it great and irreparable harm.
b)Accordingly, you covenant and agree that during the time you are employed and for a period of eighteen (18) months after such employment ends for any reason whatsoever, whether voluntarily or involuntarily and whether with or without cause, you will not, without the express written consent of the Chief Executive Officer of the Parent, directly or indirectly (individually or on behalf of other persons) own, manage, operate, engage in, or control, or be employed in a capacity similar to positions you held with the Company or the Parent, or render consulting or other services to, any person, firm or corporation engaged in the insurance or reinsurance business or any other business in which the Company was engaged at any time during your employment with the Company. In recognition of the global nature of the Company’s business which includes the sale of its products and services globally, this restriction shall apply throughout the United States of America, Bermuda, the United Kingdom, Ireland and Switzerland.
10)Non-Solicitation of Employees, Contractors and Consultants
a)You acknowledge and agree that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees, contractors and consultants of the Company, you have and will come into contact with and acquire Confidential Information and Trade Secrets regarding, and will develop relationships with employees, contractors and consultants of the Company.
Accordingly, you covenant and agree that during the time you are employed and for a period of eighteen (18) months after such employment ends for any reason whatsoever, whether voluntarily or involuntarily and whether with or without cause, you will not, either on your own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit any employee, contractor or consultant of the Company to leave employment with or service to the Company. This restriction shall apply to those employees, contractors and consultants of the Company with whom you came into contact or about whom you obtained Confidential Information or Trade Secrets during the last two (2) years of your employment with the Company.
11)Enforcement
a)The parties acknowledge and agree that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by you, or your claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:  injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and you consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction. In addition to any and all remedies available to the Company upon breach of this Agreement, the Company expressly reserves the right to stop all future payments and recoup all prior payments made under this Agreement for breach of its terms.
b)The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company by reason of your failure to perform any of your obligations under Sections 7, 8, 9, and 10. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the defense that any such remedy exists at law. The foregoing rights shall be in addition to any other rights and remedies available to the Company under law or in equity.
c)If any of the covenants contained in Sections 7, 8, 9, and 10, or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portion(s). In addition, if any of the covenants contained in Sections 7, 8, 9, and 10 hereof, or any part thereof, is held by any person or entity with jurisdiction over the matter to be invalid or unenforceable because of duration of such provision or the geographical area covered thereby, the parties agree that such person or entity shall have the power to reduce the duration and/or geographical area of such provision and, in its reduced form, said provisions shall then be enforceable.
d)It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege contained in Sections 7, 8, 9, and 10 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege contained in Sections 7, 8, 9, or 10.
e)It is understood and agreed that references to the “Company” in the foregoing Sections 7, 8, 9 and 10 include the Company, the Parent and its affiliates.
12)Disclosure of Agreement; Disclosure of New Employment
You agree that you will promptly disclose the existence of this Agreement and the post-employment restrictions contained herein to all subsequent employers until all such covenants have expired.
13)Restrictive Covenants; Conflicts; Confidential Information Belonging to Others
Except as disclosed to the Company, you hereby represent and covenant that you are not, and will not become, subject to any restrictive covenant or other contract or agreement of any kind which would prohibit, restrict or limit your ability to enter into this Agreement or commence employment with the Company under the terms contemplated hereby. You agree that you shall not disclose to the Company, use for the Company’s benefit, or induce the

Company to use any trade secret or confidential information you may possess or any Intellectual Property belonging to any former employer or other third party.
14)Choice of Forum
The Parent is an international insurance company and has subsidiaries that conduct business in the United States (including New York) and other countries. You and the Company are desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein. As a result, you and the Company have a strong interest in providing a single forum and governing law for the convenience of you and the Company to resolve any and all legal claims. In addition, you recognize that the Company's and the Parent’s savings from limiting the forum for legal claims allow them and their affiliates to maintain lower business expenses, which help all of them provide more cost effective and competitive insurance products and services. For all of these reasons, you and the Company agree that any action or proceeding brought in any court or other forum with respect to this Agreement and Employee’s employment shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the County and State of New York, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The parties recognize that, should any dispute or controversy arising from or relating to this agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. Consequently, the parties agree that all issues of fact shall be tried without a jury.
15)Governing Law
You and the Company agree that for the reasons recited in the foregoing paragraph 14, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions.
16)Section 409A
Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Section 409A of the Code, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any other provision of this Agreement to the contrary, and to the extent required by Section 409A of the Code (as amended from time to time), in the event that payment of nonqualified deferred compensation made pursuant to this Agreement is based upon or attributable to your termination of employment and you are at the time of your termination a “Specified Employee,” then any payment of nonqualified deferred compensation otherwise required to be made to you shall be deferred and paid in a lump sum to you on the day after the date that is six (6) months from the date of your “Separation from Service” within the meaning of Section 409A of the Code; provided, however, if you die prior to the expiration of such six (6) month period, payment to your beneficiary shall be made as soon as practicable following your death. You will be a “Specified Employee” for purposes of this Agreement if, on the date of your Separation from Service, you are an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
17)Indemnification
The Parent shall indemnify you and advance expenses to the same extent and by the same means as provided to members of the Board, if more favorable to you, other executive officers generally, but in no event less than the fullest extent permitted or authorized by the Bye-laws of Parent or, if greater, by Bermuda law.
18)Miscellaneous
a)Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party on the first page hereof, or to such other address as any party hereto may designate by notice to the other in accordance with the foregoing.
b)This Agreement constitutes the entire agreement among you and the Company, the Parent and any affiliate with respect to your employment by the Company during the Employment Term, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment, including but not limited to, the Employment Agreement between you and the Company dated May 27, 2021, as amended. This Agreement shall be binding upon execution by both parties, it being understood and agreed that, except as provided in Section 4(f), your employment shall not commence under this Agreement until the Commencement Date.
c)This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. Any amendment to this Agreement must comply with the requirements of Section 409A of the Code.
d)Nothing in this Agreement (i) prohibits you from reporting an event that you reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission), and nothing herein requires notice to or approval from the Company or Parent before doing so, or (ii) prohibits you from cooperating in an investigation conducted by such a law-enforcement agency.

e)You are also hereby provided notice that under the 2016 Defend Trade Secrets Act: (x) no individual will be held criminally or civilly liable under federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and, (y) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

f)The Company shall withhold from any compensation and benefits payable under this Agreement all applicable U.S. federal, state, local, or other taxes.
g)Except as otherwise set forth herein, in the event of any contest or dispute between you and the Company with respect to this Agreement, each of the parties shall be responsible for their respective legal fees and expenses.
h)If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
i)Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Your rights and benefits under this Agreement are personal to you and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 18 shall preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.
j)The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
k)Except as otherwise expressly set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of your employment or expiration or termination of this Agreement.
l)Nothing in this Agreement shall be construed as giving you any claim against any specific assets of the Company, Parent or any affiliate or as imposing any trustee relationship upon the Company in respect of you. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Your rights under this Agreement shall be limited to those of an unsecured general creditor of the Company, Parent and its affiliates;

m)Both parties, through their respective counsel, have participated in the preparation of this Agreement and its Exhibit A. Accordingly, both parties shall be deemed to be the drafter of this Agreement or its Exhibit A for purposes of construing their provisions. The language in all parts of this Agreement and its exhibits shall be interpreted according to its fair meaning, and shall not be interpreted for or against either of the Parties as the drafter of the language.
n)Without limiting the restrictions set forth under this Agreement regarding Confidential Information, you hereby agree that you will not disclose the terms of this Agreement or your prospective employment with the Company prior to the Company’s public announcement of your hiring, without the Company’s advance written consent.
o)Nothing in this Agreement shall operate as a waiver of the Company's rights to hire and employ you under applicable law and the Company reserves the right to challenge any claims which may seek to restrict this right.
If the terms of this Agreement meet with your approval, please sign and return one copy to the Company.
[signatures on following page]

AXIS SPECIALTY U.S. SERVICES, INC.

By:    /s/ Noreen McMullan___________
Name: Noreen McMullan
Title:     Executive Vice President

AXIS CAPITAL HOLDINGS LIMITED

By:    /s/ Conrad Brooks______________
Name: Conrad Brooks
Title:     Executive Vice President

Accepted and Agreed
as of the date first set forth above:

/s/ Vincent Tizzio_____________
Vincent Tizzio

Exhibit A to Employment Agreement

GENERAL RELEASE AND WAIVER

In consideration of the payment by AXIS Specialty U.S. Services, Inc. (the “Company”) to or for the benefit of Vincent Tizzio of the payments and benefits set forth in that certain Employment Agreement by and among Vincent Tizzio (“Executive”),the Company and AXIS Capital Holdings Limited dated _________ ___, _______ (“Employment Agreement”), and in compliance with the terms of the Employment Agreement, Executive hereby makes and delivers to the Company and Parent this General Release and Waiver (“Release”) as set forth herein:

1.Release of All Claims. Executive voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which he or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this General Release and Waiver is executed by Executive. In addition, this Release includes, without limitation, any rights or claims relating in any way to any and all employment relationships between Executive and the Company or any of the Company Releasees, or the termination thereof, arising under the Employment Act 2000 of Bermuda, the Human Rights Act 1981 of Bermuda, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan), The Immigration Reform and Control Act, The Americans with Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967 (“ADEA”), The Workers Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, New York State Human Rights Law, New York Human Rights Law, New York Rights of Persons With Disabilities, New York Confidentiality of Records of Genetic Tests, New York Whistleblower Law, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Adoptive Parents’ Child Care Leave Law, New York Smokers’ Rights Law, New York Equal Pay Law, New York AIDS Testing Confidentiality Act, New York Nondiscrimination Against Genetic Disorders Law, New York Bone Marrow Leave Law, New York Equal Rights Law, New York Confidentiality of Records of Genetic Tests, New York Executive Law Section 290 et seq., The New York State Labor Relations Act, the general regulations of the New York State Division of Human Rights, The New York Labor Law, The New York Wage Hour and Wage Payment Laws, The New York Minimum Wage Law, as amended, The New York City Administrative Code, New York State Public Employee Safety and Health Act, New York Executive Law §290 et seq., the New York City Charter and Administrative Code, New York Labor Law §740 et seq., the New York Legal Activities Law, New York Labor Law §201-d, the New York occupational safety and health laws, the New Jersey Law Against Discrimination – N.J. Rev. Stat. §10:5-1 et seq,, New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – N.J. Rev. Stat. §34:15-39.1 et seq., New Jersey Family Leave Act – N.J. Rev. Stat. §34:11B-1 et seq., New Jersey Smokers’ Rights Law – N.J. Rev. Stat. §34:6B-1 et seq., New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1 et seq., New Jersey Genetic Privacy Act – N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq., New Jersey Conscientious Employee Protection

Act (Whistleblower Protection) – N.J. Stat. Ann. §34:19-3 et seq., New Jersey Wage Payment and Work Hour Laws, The New Jersey Public Employees’ Occupational Safety and Health Act- N.J. Stat. Ann. §34:6A-25 et seq., New Jersey Fair Credit Reporting Act, and the New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination, and any other federal, state or local law, statute, rule, regulation, or ordinance, any public policy, contract, tort, or common law whether of any state in the United States or Bermuda; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding anything in this Release to the contrary, Executive is not waiving, and shall not be deemed to have waived, any entitlements under the terms of the Employment Agreement, the Company’s Bye-Laws or the applicable terms of any other agreement, plan or program of the Company or its affiliates that survive a termination of employment.

2.Acknowledgements and Affirmations.

a.Executive affirms and agrees that the Company has fulfilled all of its obligations to him under Bermudan employment law, including without limitation the Employment Act 2000 as may be amended from time to time, and has not violated his rights under Bermudan employment law. Executive affirms and acknowledges that the payments, that are referenced in this Release fully, fairly and finally compensate him for any and all monies that may be due or become to him under Bermudan law in connection with his employment or termination of his employment, including without limitation any severance allowance or repatriation expenses.

b.By signing this Release, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees with respect to the matters released hereby. Executive further represents that he will not be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on his behalf arising out of any of the matters released hereby.

c.Executive also affirms that he has been paid and/or has received all compensation, wages, bonuses and/or commissions to which he may be entitled prior to the date hereof except as expressly provided in, or preserved by, this Release and the Employment Agreement. Executive affirms he has been granted any leave to which he was entitled under the Employment Act 2000 of Bermuda, the Family and Medical Leave Act or similar state or local leave or disability accommodation laws. Executive further affirms that he has no unreported workplace injuries or occupational diseases.

3.Return and Possession of Property. Executive affirms that he has returned all of the Company’s property, documents, and/or any confidential information in his possession or control to which he is not entitled.

4.Entire Agreement. This Release constitutes the entire agreement between Executive and the Company with respect to Executive’s termination of employment with the Company and supersedes and is in full substitution for any and all prior understandings or agreements with respect to such termination including, but not limited to, the Employment Agreement except that Sections 7 through 18 of the Employment Agreement are incorporated herein by reference, remain in full force and effect as to Executive according to their terms, and survive execution of this General Release and Waiver.

5.No Admission by Company. The Company's acceptance and acknowledgement of this Release and the payments and benefits set forth herein are not, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

6.Revocation Rights

EXECUTIVE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS GENERAL RELEASE AND WAIVER. EXECUTIVE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS GENERAL RELEASE AND WAIVER.
EXECUTIVE MAY REVOKE THIS GENERAL RELEASE AND WAIVER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE AXIS GENERAL COUNSEL AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE GENERAL COUNSEL OR HIS/HER DESIGNEE, OR MAILED TO THE GENERAL COUNSEL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS AGREEMENT AND GENERAL RELEASE.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.
7.Descriptive Headings. The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Release.
8.Enforceability. It is the desire and intent of the parties that the provisions of this General Release and Waiver shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this General Release and Waiver is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.
9.Each Party the Drafter. This General Release and Waiver, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release and Waiver because that party drafted or caused that party's legal representatives to draft any of its provisions.
10.Governing Law. This General Release and Waiver shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of New York and courts located in New York for purposes of resolving any dispute under this General Release and Waiver and expressly waive any objections as to venue in any such courts.
11.No Other Assurances. Executive affirms and acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to execute and deliver this General Release and Waiver, except for those set forth in or expressly referenced herein.

[signatures appear on following page]

Now therefore, intending to be fully and irrevocably bound by the terms hereof, Executive has executed this General Release and Waiver and has delivered it to AXIS Specialty U.S. Services, Inc. as of this ___ day of ___________, 20___.

Executed and delivered by:             Accepted by:

                        AXIS SPECIALTY U.S. SERVICES, INC.

By:    ____________________________ By:     ______________________________
Executive             Name:
                 Title:

AXIS CAPITAL HOLDINGS LIMITED

By:    __________________________
Name:
Title: